                                                                    EXHIBIT 12.1

                                  APCOA, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)


                                                                         THREE MONTHS             PRO FORMA
                                  YEAR ENDED DECEMBER 31,               ENDED MARCH 31,    ------------------------
                       ---------------------------------------------   -----------------               THREE MONTHS
                        1993      1994      1995      1996     1997     1997      1998       1997          1998
                       -------   -------   -------   ------   ------   ------   --------   ---------   ------------
Income (loss) before
  income taxes,
  minority interest
  and extraordinary
  item...............  $(4,037)  $(2,880)  $(2,273)  $1,469   $2,320   $ (345)  $(14,675)   $(2,363)     $(15,961)
Fixed charges........    2,966     3,129     4,216    4,261    4,611    1,074      1,277     24,687         6,137
                       -------   -------   -------   ------   ------   ------   --------    -------      --------
Earnings.............  $(1,071)  $   249   $ 1,943   $5,730   $6,931   $  729   $(13,398)   $22,324      $ (9,824)
                       =======   =======   =======   ======   ======   ======   ========    =======      ========
Interest expense.....  $ 2,084   $ 2,437   $ 3,101   $3,409   $3,713   $  869   $  1,037    $14,225      $  3,521
Amortization of
  deferred financing
  costs..............      361       198       574      228      180       42         48        759           190
Interest portion of
  rent expense.......      521       494       541      624      718      163        192      9,703         2,426
                       -------   -------   -------   ------   ------   ------   --------    -------      --------
Fixed charges........  $ 2,966   $ 3,129   $ 4,216   $4,261   $4,611   $1,074   $  1,277    $24,687      $  6,137
                       =======   =======   =======   ======   ======   ======   ========    =======      ========
Ratio of earnings to
  fixed charges......   Note 1    Note 1    Note 1      1.3x     1.5x  Note 1     Note 1     Note 1        Note 1
                       =======   =======   =======   ======   ======   ======   ========    =======      ========


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Note 1: Earnings were inadequate to cover fixed charges by $4,037, $2,880,
$2,273, $345, $14,675, $2,363 and $15,961 for the years ended December 31, 1993,
1994 and 1995, the three months ended March 31, 1997 and 1998, the pro forma year ended December 31, 1997, and the pro forma three months ended March 31, 1998, respectively.